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                                   EXHIBIT 2.1


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Christopher Celentino, Esq., State Bar No. 131688
LUCE, FORWARD, HAMILTON & SCRIPPS LLP
600 West Broadway, Suite 2600
San Diego, California  92101
(619) 236-1414

Bankruptcy Counsel for Audre, Inc. and Audre Recognition
         Systems, Inc.

                         UNITED STATES BANKRUPTCY COURT
                         Southern District of California



In re                               )  Case No.:  95-10048 B11
                                    )  (Jointly Administered)
AUDRE, INC.,                        )
                                    )  Chapter 11
         Debtor in Possession.      )
                                    )  FIRST AMENDED JOINT PLAN
----------------------------------- )  OF REORGANIZATION FILED
                                    )  BY AUDRE, INC., AUDRE
                                    )  RECOGNITION SYSTEMS, INC.
In re                               )  AND JOINED IN BY THE
                                    )  OFFICIAL COMMITTEE OF
AUDRE RECOGNITION SYSTEMS, INC.,    )  UNSECURED CREDITORS OF
                                    )  AUDRE RECOGNITION
Bk. No. 95-10046-B11                )  SYSTEMS, INC. DATED
                                    )  NOVEMBER 3, 1999
----------------------------------- )
                                    )  Date: December 1, 1999
                                    )  Time: 2:00 p.m.
                                    )  Dept: 4, Room 328
                                    )  Hon. Peter W. Bowie
------------------------------------

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                                       I.

                                  INTRODUCTION

         Audre, Inc. ("Audre"), Audre Recognition Systems, Inc. ("ARSI") jointly (the "Proponents"), in conjunction with the Official Committee of Unsecured Creditors of ARSI propose this Plan Of Reorganization (the "Plan") for the resolution of the outstanding creditor claims against, and equity interests of Audre and ARSI. The Proponents have jointly prepared a Disclosure Statement (the "Disclosure Statement") which contains a discussion of the Proponents' history, businesses, consolidated results of operations, historical financial information, projections, and properties, and a summary and analysis of the Plan. All Creditors and Interest Holders in Impaired Classes should review the Disclosure Statement before voting to accept or reject the Plan. No solicitation materials other than the Disclosure Statement and related materials transmitted therewith and approved by the Bankruptcy Court have been authorized for use in soliciting acceptances or rejections of the Plan.

                                       II.

                                   DEFINITIONS

         The following terms used in the Plan shall have the meanings specified below, and such meanings shall be equally applicable to both the singular and plural forms of such terms, unless the context otherwise requires. Terms defined in the Disclosure


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Statement shall have the same meanings when used herein. Any term used in the
Plan, whether or not capitalized, that is not defined in the Plan or Disclosure Statement, but that is defined in the Bankruptcy Code or Bankruptcy Rules, has the meaning set forth in the Bankruptcy Code or the Bankruptcy Rules.

         2.1 ADMINISTRATIVE CLAIMS.

         Any cost or expense of administration of the Cases entitled to priority in accordance with the provisions of sections 503(b) and 507(a)(1) of the Bankruptcy Code.

         2.2 ALLOWANCE DATE.

         The date a Claim becomes an Allowed Claim.

         2.3 ALLOWED CLAIM

         (i) a Claim against either Audre or ARSI (as noted) proof of which was timely filed, as to which no objection has been interposed; or (ii) if no Proof of Claim has been filed, but the Claim has been scheduled by Audre and/or ARSI as liquidated in amount and not disputed or contingent, as to which no objection has been interposed; or (iii) a Claim as to which any objection has been interposed, to the extent such Claim has been allowed in whole or in part by a Final Order.

         2.4 ASSETS.

         All of the right, title and interest of Audre and ARSI in any and all assets and property, whether tangible, intangible, real or personal, that constitute property of Audre or ARSI (as


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noted) within the purview of Bankruptcy Code Section 541, including but not limited to (1) causes of action against present or former officers and directors of Audre and ARSI, (2) causes of action against professionals who represented Audre and ARSI or were employed by either the Debtor's bankruptcy estate, and (3) bankruptcy avoidance actions.

         2.5 BANKRUPTCY CODE.

         The Bankruptcy Reform Act of 1978, as amended, Title 11, United States Code.

         2.6 BANKRUPTCY COURT

         The United States Bankruptcy Court for the Southern District of California or any other court of competent jurisdiction exercising jurisdiction over the Case.

         2.7 BANKRUPTCY RULES.

         The Federal Rules of Bankruptcy Procedure, as amended and promulgated under Section 2075, Title 28, United States Code, and the local rules of the Bankruptcy Court.

         2.8 CASES.

         The bankruptcy case of IN RE AUDRE, INC., Case No. 95-10048- B11, pending in the United States Bankruptcy Court for the Southern District of California, administratively consolidated with the bankruptcy case of IN RE AUDRE RECOGNITION SYSTEMS, INC. Case No. 95-10046-B11, also pending in the United States Bankruptcy Court for the Southern District of California.


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         2.9 CLAIM.

         Any right to payment from the Debtors, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from the Debtors, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

         2.10 CLAIMS OBJECTION BAR DATE.

         The last date for filing an objection with respect to any Proof of Claim (other than with respect to Administrative Claims or Rejection Claims) or Interest, which date shall be 60 days after the later of the Effective Date and the date such Proof of Claim or Interest is filed, unless such date is extended by the Bankruptcy Court upon motion or application.

         2.11 CONFIRMATION DATE.

         The date upon which the Bankruptcy Court enters the Confirmation Order.

         2.12 CONFIRMATION ORDER.

         The order of the Bankruptcy Court confirming the Plan.

         2.13 CONVENIENCE CLAIM.

         Either (1) an Unsecured Claim against the Debtors of $1,000.00 or less, or (2) the Claim of a claimant who elects to


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reduce its Claim to $1,000.00.  All Unsecured Claims of one Holder shall be aggregated for determining the $1,000 or less limit.

         2.14 DEBTORS.

         Audre, Inc., and Audre Recognition Systems, Inc., Debtors-in-Possession.

         2.15 DISBURSING AGENT.

         Mellon Bank, or its designee, in its capacity as a disbursing agent pursuant to Section 9.4 of the Plan.

         2.16 DISCLOSURE STATEMENT.

         The Disclosure Statement and all supplements and exhibits thereto, that relate to the Plan and that are approved by the Bankruptcy Court pursuant to Bankruptcy Code Section 1125, as the same may be amended from time to time.

         2.17 DISPUTED CLAIM.

         A Claim that is not an Allowed Claim.

         2.18 EFFECTIVE DATE.

         The first business day: (a) that is at least 13 days after the Confirmation Date; (b) on which no stay of the Confirmation
Order is in effect; and (c) on which all conditions in Article X of the Plan have been satisfied or waived as provided in the Plan.

         2.19 EXECUTORY CONTRACT.

         Any contract or unexpired lease entered into by either of


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the Debtors prior to the Confirmation Date, specifically excluding all of the contracts and agreements entered into pursuant to the Plan.

         2.20 FINAL ORDER.

         An order or judgment of a court of competent jurisdiction, including the Bankruptcy Court and the United States District Court for the Southern District of California, which is no longer subject to appeal or certiorari proceeding and as to which no appeal or certiorari proceeding is pending.

         2.21 HOLDER.

         The record owner of any Claim or Interest.

         2.22 INITIAL DISTRIBUTION DATE.

         The first business day which occurs on the later of (1) the date that is 30 days after the Effective Date; (2) December 31, 1999 or (3) such other date as the Bankruptcy Court may order.

         2.23 INTEREST.

         An ownership interest in the Debtors as evidenced by the capital stock of the Debtors and any rights to any dividends or distributions with respect to such capital stock as a result of such ownership or any warrant or right, other than a right to convert, to purchase, sell or subscribe to any other share, security or ownership interest in capital stock of the Debtors.

         2.24 1933 ACT.

         The Securities Act of 1993 as amended from time to time.


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         2.25 1934 ACT.

         The Securities Exchange Act of 1934 as amended from time to time.

         2.26 NEW COMMON STOCK.

         The common stock of the Reorganized Debtor (and any such options to purchase such New Common Stock issued as part of the Reorganized Debtor's employee incentive program) to be issued as of the Effective Date and authorized and distributed in the manner provided by the Plan. The par value of the New Common Stock will be determined by the Reorganized Debtor in its sole discretion.

         2.27 PERSON.

         An individual, a corporation, a partnership, a limited liability corporation, a limited liability partnership, an association, a joint stock company, a joint venture, an estate, a trust, an unincorporated organization, a government or any political subdivision thereof or other entity.

         2.28 PETITION DATE.

         September 18, 1995.

         2.29 PLAN.

         This plan of reorganization, as the same may be amended or modified by the Debtors from time to time.

         2.30 PRIORITY CLAIMS.

         All Claims that are entitled to priority pursuant to


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Bankruptcy Code Section 507(a) or (b) and that are not Administrative Claims or
Tax Claims.

         2.31 PRO RATA.

         Proportionately, so that a distribution with respect to an Allowed Claim of a particular Class bears the same ratio to all distributions (and, in the case of Disputed Claims, allocations) on account of a particular Class, as the dollar amount or other unit of such Allowed Claim bears to the dollar amount or other unit of all Allowed Claims and Disputed Claims in such Class.

         2.32 PROFESSIONAL.

         A person retained or to be compensated pursuant to Bankruptcy Code Sections 327, 328, 330, 503(b)(2) and (4), 1103, and/or 1107(b).

         2.33 PROOF OF CLAIM.

         Any written statement filed under oath in the Case by a Holder of a Claim in which such Holder sets forth, in a manner sufficient to comply with applicable law, the amount owed and a description of the Claim in sufficient detail to identify the basis for a Claim.

         2.34 PROPONENTS.

         Jointly, Audre, Inc. ("Audre") and Audre Recognition
Systems, Inc. ("ARSI")

         2.35 RECORD DATE.

         The date fixed by the Bankruptcy Court as the deadline for


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the Disbursing Agent to recognize assignments of Allowed Claims or Allowed
Interests pursuant to Bankruptcy Rule 3001(e).

         2.36 REORGANIZED DEBTOR.

         eXtr@ct, Inc., the name of the newly incorporated or reincorporated Delaware company that shall operate as the Reorganized Debtor pursuant to the confirmed Plan as set forth in the Confirmation Order.

         2.37 SEC.

         The Securities and Exchange Commission.

         2.38 SECURED CLAIM.

         A Claim that is secured by a valid, perfected, enforceable and non-avoidable lien on any Assets of the Debtors or that is subject to set off under Bankruptcy Code Section 553, to the extent of the value of the interest of the Holder of such Claim in the Debtors' interest in the Assets subject to such lien or to the extent of the amount of the setoff, as applicable; provided, however, that if the Holder's Class timely elects application of Bankruptcy Code
Section 1111(b)(2), each Holder's Claim in such Class shall be a Secured Claim in the full amount of the Holder's Allowed Claim.

         2.39 TAX CLAIM.

         Any Claim for an amount entitled to priority under Bankruptcy Code
Section 507(a)(7).

         2.40 TRANSFER AGENT.


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         Any Person that may be designated by Debtors to arrange for issuance and delivery of New Common Stock pursuant to Section 9.4 of the Plan, expected to be Mellon Bank.

         2.41 UNSECURED CLAIM.

         A Claim that is neither a Secured Claim nor entitled to priority under the Bankruptcy Code or an order of the Bankruptcy Court, but excluding Claims that are subordinated pursuant to Bankruptcy Code Section 510.

         2.43 CREDITOR DISTRIBUTION FUND.

         The Creditor Distribution Fund in the amount established by the Reorganized Debtor pursuant to Sections 4.2.5 and 6.4 of the Plan for payment to Holders of Allowed Class 5 Claims in Class 5.

                                      III.

                 DESIGNATION OF CLASSES OF CLAIMS AND INTERESTS

         The following is the designation of the Classes of Claims and Interests under the Plan. Administrative Claims, Priority Tax Claims and Secured Tax Claims have not been classified and are excluded from the following Classes in accordance with Bankruptcy Code Section 1123(a)(1), and will be treated in the manner set forth in Article IV below.

         A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in a different Class to the extent that any remainder of the Claim or Interest


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qualifies within the description of such different Class. A Claim or Interest is in a particular Class only to the extent that the Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied before the Effective Date or such other date as determined by the Proponents in their sole discretion.

         3.1 AUDRE: CLASS 1.

         Class 1 consists of all Priority Claims against Audre. Class 1 is unimpaired.

         3.2 AUDRE: CLASS 2.

         Class 2 consists of the Secured Claims of holders of Post- Petition Convertible Secured Notes evidencing an obligation of Audre, to such holders, which Claims are secured by Audre's software source code. Class 2 is impaired.

         3.3 AUDRE: CLASS 3.

         Class 3 consists of the Allowed Claims of all creditors with whom the Debtor has entered into written agreements for the modification and payment of such Claims and which agreements have been approved by the Bankruptcy Court prior to the date of Final Distribution, which agreements provide for both an allowance and specific treatment of the settled claims, but shall not include those whose settlements which DO NOT provide for a specific treatment of the allowed claims. Class 3 is impaired.

         3.4 AUDRE: CLASS 4 CONVENIENCE CLASS.


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         Class 4 consists of all Allowed Convenience Claims (claims under
$1,000) against Audre. Holders of Allowed Claims in other Classes may elect to reduce their Claim to $1,000 and be treated as a Class 4 Claim. Class 4 is impaired.

         3.5 AUDRE: CLASS 5.

         Class 5 consists of the Unsecured Claims of Creditors of Audre that are not included in any other Class. Class 5 is impaired.

         3.6 AUDRE: CLASS 6.

         Class 6 consists of the Unsecured Claims of alleged Creditors of Audre which seek equitable remedies for recission of cancellation of shares of stock in Audre. Class 6 is unimpaired.

         3.7 AUDRE: CLASS 7.

         Class 7 consists of the Unsecured Claims of holders of shares of ARSI who hold Claims against Audre, which Claims are subject to subordination under Bankruptcy Code section 510(b). The members of Class 7 include all of the following persons or entities:

                  (a) All 1,015 holders of the over 62,000,000 outstanding shares of ARSI (including some held by insiders as of February 20, 1997, as noted on Plan, Exhibit "1";

                  (b) Dr. Dwight Lundell, who received shares of ARSI pursuant to the Lundell Settlement Agreement;

                  (c) 6 L Properties, which received shares of ARSI pursuant to the Lundell Settlement Agreement;

                  (d) Any holder of a Convertible Note evidencing an obligation of ARSI who exercises, prior to the Effective Date, to convert the obligation under the Convertible Note to equity of ARSI; and

                  (e) Any person or entity who can otherwise demonstrate in strict compliance with Plan, Section 6.7, pre- confirmation ownership of validly pre-confirmation issued shares of ARSI.

Class 7 is impaired.

         3.8 AUDRE: CLASS 8.

         Class 8 consists of the Interest in Audre held by ARSI, on account of its 100% equity ownership of Audre. Class 8 is impaired.

         3.9 AUDRE: CLASS 9.

         Class 9 consists of the Unsecured Claims of Richard A. Marshack, Chapter 7 Trustee of the Bankruptcy Estate of Catherine Casey, against Audre. Class 9 is impaired.

         3.10 ARSI: CLASS 10.

         Class 10 consists of each Holder of an Allowed Class 10 Claim who does not exercise prior to the Effective Date to convert the obligation to shares of the Reorganized Debtor.

         3.11 ARSI: CLASS 11.

         Class 11 consists of the Administrative Claims against ARSI.


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Class 11 is unimpaired.

         3.12 ARSI: CLASS 12.

         Class 12 consists of the Unsecured Claims of alleged creditors of ARSI. Class 12 is impaired.

         3.13 ARSI: CLASS 13.

         Class 13 consists of the Unsecured Claims of alleged creditors of ARSI which seek damages and/or equitable remedies for issuance of shares of stock in Audre. Class 13 is impaired.

         3.14 ARSI: CLASS 14.

         Class 14 consists of the Interests in ARSI held by holders of stock of ARSI. Class 14 is impaired.

                                       IV.

                        TREATMENT OF CLAIMS AND INTERESTS

         4.1 UNCLASSIFIED CLAIMS.

         4.1.1 ADMINISTRATIVE CLAIMS.

                  4.1.1.1 GENERALLY.

                           Since virtually the inception of the Case, these
matters have been administratively consolidated, and most of the professionals employed in the Case have been employed jointly by the Debtors. The Proponents have reviewed the statements for services rendered by the professionals, but have been unable to efficiently allocate the administrative fees among either Audre or ARSI, and have concluded that the cost and expense of an actual allocation based upon benefit conferred or task attempted far exceeds the likely benefit of the resulting allocation. Therefore, the Boards of Directors of Proponents have determined to allocate allowed administrative expenses of Debtors' professionals equally among Audre and ARSI, and further, to the extent that Reorganized Debtor uses cash on hand to satisfy the administrative claims of ARSI as contemplated herein, the Reorganized Debtor shall receive a priority distribution from ARSI for such funds expended by the Reorganized Debtor or ARSI's behalf. As set forth in the Liquidation Analysis of the Supplemental Disclosure Statement, ARSI is administratively insolvent, even if one were to allocate only 25% of the administrative expenses to ARSI. Allowed Administrative Claims are paid in full in cash on the later of the Effective Date or the date upon which an order allowing such claim becomes a final order, unless they have agreed to a different treatment. Although claims in this class have been asserted to be as high as $3,750,000, Proponents estimate Allowed Administrative Claims shall not exceed $2,750,000.

                  4.1.1.2  DISPUTED ADMINISTRATIVE CLAIMS.

                           Audre and ARSI intend to object, or have objected to,
the Claims of certain administrative claimants. The treatment of such disputed Administrative Claims is set forth below.

                           a. BAKER & MCKENZIE. Baker & McKenzie held an
alleged Administrative Claim against Audre and ARSI in the alleged amount of approximately $55,000. Baker & McKenzie had

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been sued by Debtors for damages for professional negligence (discussed in detail in the Disclosure Statement), for which affirmative recovery is expected. Debtors and Baker & McKenzie have settled the litigation, which settlement has been approved by the Court, and has resulted in the withdrawal of the Baker & McKenzie Administrative Claim (as well as the Baker & McKenzie Unsecured Claims), and the payment by Baker & McKenzie of $250,000 to the Debtor estate.

                           b. SHEPPARD, MULLIN, RICHTER AND HAMPTON LLP.
Sheppard, Mullin, Richter and Hampton LLP ("SMRH"), former bankruptcy counsel to Audre and ARSI, has asserted a alleged Administrative Claims in an amount of approximately $1.1 million. Audre and ARSI anticipate filing an action for professional negligence against SMRH, seeking an affirmative recovery for damages in excess of such amount. Audre and ARSI have been authorized by the Bankruptcy Court to retain the firm of Rathbone & Ruderman to evaluate and pursue such an action. In essence, the Debtors assert that services provided by SMRH fell below the standard of care, and Debtors were damaged as a result thereof. Additional details are outlined in the Supplemental Disclosure Statement.

                  4.1.1.3  ARSI ADMINISTRATIVE CLAIM.

                           ARSI asserts an Administrative Claim Audre in the
amount of approximately $300,000 for post-petition, court- approved loans to Audre. In light of ARSI OCC's joinder in the

Plan, upon continuation, or prior thereto with Court order, Audre shall use cash on hand on the Effective Date to satisfy in full ARSI's own administrative obligations to its counsel, to counsel to the ARSI Official Committee of Unsecured Creditors, and ARSI's allocable portion of Allowed Administrative Expenses; in exchange the Reorganized Debtor shall receive a priority administrative expense in ARSI's case to the extent of payment of ARSI's Administrative Claims (and a perfected lien on ARSI's assets).

         4.1.2 ALLOWED TAX CLAIMS.

               Each holder of a Priority Tax Claim or Allowed Secured Tax
Claim (collectively, "Allowed Tax Claims") shall receive deferred cash payments in equal quarterly installments over a period of six years from the earlier of the date of assessment of such Claim, or the Effective Date, or the date on which such Tax Claim becomes Allowed, in an aggregate amount equal to the amount of such Allowed Tax Claim, plus interest from the Effective Date on the unpaid portion thereof, without penalty of any kind, at an interest rate equal to the six (6) month United States Treasury bill rate in effect as of the Effective Date (or such other interest rate as the Bankruptcy Court may approve). Payments on Allowed Tax Claims shall be made in equal quarterly installments, with the first such installment to be made
(i) in the case of Priority Tax Claims and Secured Tax Claims that are not disputed by Debtors, on the first business day following the end of the first full fiscal quarter following the Effective Date, (ii) in the case of Priority Tax Claims and Secured Tax Claims that are disputed by the Debtor, on the first business day following the end of the first full fiscal quarter following the date such Priority Tax Claim or Secured Tax Claim becomes Allowed, or (iii) at such other time or times as may be agreed with the Holder of such Allowed Tax Claim. Each installment shall include simple interest on the unpaid balance of the Allowed Tax Claim, without penalty of any kind.

         Notwithstanding the foregoing, the Reorganized Debtor shall have the right to pay any Allowed Tax Claim, or any remaining unpaid balance of such Allowed Claim, in full, at any time on or after the Effective Date without premium or penalty. Further, no holder of an Allowed Tax Claim will be entitled to any payments on account of any post-petition, pre-Effective Date interest accrued on an Allowed Tax Claim or on account of any penalty arising with respect to, or in connection with, an Allowed Tax Claim, and, as of the Effective Date, all liens securing said Allowed Tax Claims shall thereupon be released and extinguished and all property of Audre that secures the Allowed Tax Claims shall thereupon be free and clear of any liens, Claims, and encumbrances of the holder of such Allowed Tax Claims. Any such Claim or demand for any such accrued interest or penalty, and all liens created with respect to such Allowed Tax Claims, shall be discharged by virtue of confirmation of the Plan and Bankruptcy Code Section 1141(d)(1), and the holder of an Allowed Tax Claim shall not assess or attempt to collect such accrued interest or penalty from the Reorganized Debtor or its property or assert any lien rights against the Reorganized Debtor or its property.

         4.2 CLASSIFIED CLAIMS.

         4.2.1 CLASS 1 (AUDRE: PRIORITY CLAIMS).

               Each Holder of an Allowed Class 1 Claim will be paid in cash by Audre on the later of (i) the Effective Date, (ii) as soon as practicable after such Claim is allowed by Final Order, or (iii) the date on which such Allowed Claim is due and payable in the ordinary course of business. The Debtor believes that the total Priority Claims will not exceed $22,000. A list of the Priority Claims is attached to the Supplemental Disclosure Statement as Exhibit "E".

         4.2.2 CLASS 2 (AUDRE:  SECURED CLAIMS OF CONVERTIBLE
NOTE HOLDERS).

               Each Holder of an Allowed Class 2 Claim who does not exercise prior to the Effective Date to convert the obligation to shares of the Reorganized Debtor shall be paid in cash in full on the Effective Date, with interest at the rate set forth in I.R.C. section 6621 as of the Effective Date.

         4.2.3 CLASS 3 (AUDRE:  SETTLEMENT CLAIMS).

               Class 3 consists of the Allowed Claims of all creditors with whom the Debtor has entered into written agreements for the modification and payment of such Claims and which agreements have been approved by the Bankruptcy Court prior to the date of Final Distribution, which agreements provide for both an allowance and specific treatment of the settled claims, but shall not include those whose settlements which DO NOT provide for a specific treatment of the allowed claims.

         Each holder of a Class 3 Claim will be paid in accordance with the written agreement between such holder and Audre; provided, however, that any Settlement reached with any such holder that treats the claim more favorably than it would be treated by application of Debtor's Plan to such holder's claim shall be required to be noticed for approval pursuant to Federal Rule of Bankruptcy Procedure 9019.

         4.2.4 CLASS 4 (AUDRE: CONVENIENCE CLAIMS).

               Class 4 consists of all Allowed Convenience Claims. Class 4 is impaired. Convenience Class Claims are all Allowed Claims of $1,000 or less or Allowed Claims which are voluntarily reduced to $1,000 by the holders thereof. Any holder of an Allowed Unsecured Claim in an amount greater than $1,000 may voluntarily reduce the aggregate amount of all of its Unsecured Claims to $1,000 and have those Claims treated as a Convenience Claim (I.E., that creditor would receive a cash payment of $950 in full satisfaction of the Claims). To make such an election, the Creditor must mark the Ballot appropriately and return the Ballot to counsel for the Debtor on or before the Ballot Date. Such an election shall constitute a waiver of the amount of the Allowed Claim in excess of $1,000, and the holder of such Allowed Claim shall be deemed to release the Debtor from any and all liability for such excess amount. Each Holder of an Allowed Class 4 Claim will be paid (1) an amount equal to 95% of such Allowed Claim in cash, and (2) one share of New Common Stock on the later of (i) the Initial Distribution Date, or
(ii) the date that is ten days after the Allowance Date.

         The Debtor believes that there will be approximately 80 Convenience Claims in the aggregate amount of approximately $20,000. A list of the known Convenience Claims is attached to the Supplemental Disclosure Statement as Exhibit "F."

         4.2.5 CLASS 5 (AUDRE: GENERAL UNSECURED CLAIMS).

               Class 5 consists of Unsecured Claims that are not included in any other Class. Class 5 is impaired. A fund will be created for the benefit of Class 5 claimants (the "Creditor Distribution Fund") (see discussion below). Each Holder of an Allowed Class 5 Claim shall receive (1) a Pro Rata share (with interest at the rate set forth in I.R.C. section 6621 as of the Effective Date) of all cash remaining in the Creditor Distribution Fund after all post-confirmation expenses have been paid in full, with the principal amount of such claim being fixed at 50% of the amount of the Allowed Claim, and (2) New Common Shares in the amount of one share for each $0.25 (25 cents) of the remaining 50% balance of such Allowed Class 5 claim. Prior to issuance of New Common Stock to such creditors, each such creditor shall be required to submit to the Reorganized Debtor a signed affidavit as to claim ownership status, in the form substantially similar to that set forth in Exhibit "G" to the Supplemental Disclosure Statement.

         The amount of the claims in Class 5 could vary dramatically depending upon the outcome of claim objections. If the claim objections are not successful, the Class 5 claims could be as much as $36 million. Assuming approval of the settlement with Catherine Casey, and if the claims objections are successful, the claims in Class 5 will likely range between $1.2 million and $1.5 million. A list of the claims that are in Class 5, and Debtors' estimate of the anticipated Allowed Amount of such claims is attached to the Supplemental Disclosure Statement as Exhibit "H."(1/)

         On the Effective Date, the Reorganized Debtor shall deposit an amount of cash not less than $700,000 minus the amount to be paid to or reserved for the Holders of Convenience Claims and for administrative pre- and post-confirmation expenses, to be deposited in an interest bearing trust account at one or more depositories approved by the United States Trustee (the "Creditor Distribution Fund"). However, the Reorganized Debtor shall ensure that the Initial Distribution Amount to be disbursed to Class 4 and 5 claimants from the Distribution Fund shall be not

----------------
         (1/) Exhibit "H" does not necessarily contain all of the claims that will ultimately be objected to. The Reorganized Debtor reserves the right on behalf of itself, the ARSI OCC and the Audre OCC to object to any claims that are objectionable under applicable law.

less than $350,000. The Reorganized Debtor shall also make payments to the Creditor Distribution Fund over time in an amount sufficient to satisfy the cash obligations to Claim 5 claimants hereunder, with interest. The Reorganized Debtor shall not be required to make a payment to the Creditor Distribution Fund during the first twelve (12) months following the Effective Date. Beginning on January 15, 2001, Debtor shall make equal annual payments to the Creditor Distribution Fund (such that the obligations to Class 5 claimants will paid in full on or before January 15, 2004) as follows: (a) 25% of the net cash flow of the Reorganized Debtor (as calculated by the Reorganized Debtor's accountants after analysis of Debtor's financial statements and operations, such analysis to be prepared in accordance with GAAP for the immediately preceding calendar year) or (b) an amount sufficient to pay 25% of the outstanding balance owing to Allowed Class 5 claimholders, whichever is less. Notwithstanding anything herein to the contrary, the Reorganized Debtor shall make a balloon payment due on January 15, 2004, such that the cash portion of Allowed Class 5 Claims (50% principal amount of Claim)will paid in full on January 15, 2004, with interest at the rate set forth in I.R.C. Section 6621 as of the Effective Date.

         In addition, Debtor shall deposit into the Creditor Distribution Fund the net recovery (after payment of attorneys' fees and related costs) from (b) property recoverable under section 550 of the Bankruptcy Code; and (c) 40% of the net affirmative cash recovery (after payment of attorneys' fees and related costs) in the anticipated SMRH Litigation (described in the Plan), which will be used for the payments to holders of claims under the Plan, as set forth more fully in the Plan. The deposit thereof shall be considered by the accountants in the analysis of the Debtor's "net cash flow" for the purposes of determining distributions to be made out of the fund.

         The Reorganized Debtor shall exercise its discretion in making interim distributions from the Creditor Distribution Fund with a mandate to make periodic or interim payments to creditors if at all practicable or reasonable under the circumstances; provided, however, that the costs and expenses associated with all Interim and Final Distributions are borne solely by the Creditor Distribution Fund. There shall be no prepayment penalty.

         The Creditor Distribution Fund may be used to pay allowed pre- and post-confirmation expenses of the Proponents' Professionals. The post-confirmation expenses that are anticipated include such things as professional fees incurred by the ARSI's OCC's counsel and Debtors' other professionals in implementing the Plan, objecting to claims and investigating and prosecuting causes of action owned by the estate. The causes of action pursued might produce additional money to be distributed to Class 5 creditors. It is also possible, however, that the parties may incur expenses investigating such causes of action, but not receive a recovery. The Reorganized Debtor estimates that the post-confirmation expenses will be approximately $100,000. The use of cash on hand on the Effective Date is set forth in Exhibit "C" to the Supplemental Disclosure Statement.

         The Initial Distribution Amount paid to Class 5 creditors may vary depending on the amount of the claims and the amount of the post-confirmation expenses, but in no event shall it be less than the PRO RATA share, in conjunction with Class 4 claimants, of the minimum sum of $350,000. If there are significant post- confirmation expenses incurred investigating causes of action and objecting to claims without obtaining a recovery from third parties, that will greatly reduce the initial cash distribution to Class 5 creditors. The Debtors believe that the Initial Distribution will amount to between approximately 10% and 20% to holders of Allowed Class 5 claims. The Reorganized Debtor believes that it is likely that the remaining amount of the cash payment to Class 5 creditors will be paid in full, with interest, before January 15, 2004.

         The Class 5 creditors will also receive one share of New Common Shares of Debtor for each $0.25 (25 cents) of the remaining 50% of the Allowed Class 5 claim: It is not known what value stock will have in the future, if any. Creditors should review the section titled "Business of the Debtor" above to learn more about the nature of the business in order to determine what value, if any, to the stock.

         4.2.6    CLASS 6 (AUDRE:  EQUITABLE REMEDIES).

                  The claims of Holders of Class 6 Claims against Audre are the subject of litigation pending in the Federal District Court in San Diego. The Class 6 Claims asserted against Audre are equitable, and seek a judicial declaration as to the continued viability of certain shares of the predecessor of Audre, which was merged into ARSI in 1984. The Reorganized Debtor intends to vigorously contest the claims as to Audre. In the event Audre does not prevail, Audre shall be the subject of an equitable claim for restoration of conversion rights and said holder shall receive the ability to receive shares of ARSI in accordance with such rights; but in no event shall a Holder of an Allowed Class 6 Claim receive any cash or cash equivalent from Audre as only equitable remedies are asserted against Audre.

         4.2.7 CLASS 7 (AUDRE: CLAIMS BY ARSI SHAREHOLDERS AND CONSOLIDATION CLAIMS).

                  A Class of Shareholders of ARSI have asserted Claims against Audre on behalf of all ARSI shareholders crafted as "sufficient to support a motion for substantive consolidation of the cases." Class 7 consists of all 1,015 holders of the over 62,000,000 outstanding shares of ARSI (including some held by insiders) as of February 20, 1997. SEE Issuance of Stock, below. The factual claims themselves are the type of Claims that are subject to subordination under the Bankruptcy Code section 510(b). These Claims are separate and distinct from and should not be confused with, the interests in ARSI held by such Claimants, which Interests were evidenced by the common stock. Although ARSI and Audre deny any wrongdoing and would contest such Claims, there are substantial costs of defense reasons for Audre to resolve such Claims in the manner set forth herein, as well as those discussed in the "Tax Analysis" section of the Disclosure Statement. Accordingly, each Holder of an Allowed Class 7 Claim shall receive in full satisfaction of all Claims against Audre New Common Shares in the amount of 1 share for each 1 share of ARSI stock produced to the Reorganized Debtor as evidence of the Claim in strict compliance with the procedure set forth in the Plan, section 6.7. Failure to strictly comply with such provisions within the time frame specified shall be deemed to be a waiver of all such Claims as against Audre. The proponents believe the Claims asserted to be distinct from the Interests in ARSI held by such shareholders, and therefore believe this aspect of the Plan comports with the absolute priority rule of 11 U.S.C. section 1129; the Plan may not be confirmed if the Court disagrees. [As set forth in
Exhibit 1 to the Plan, it is anticipated that the total number of such holders is 1,015 and that the total number of shares issued and yet held by such holders are 62,145,377 PLUS the number of shares to be issued to Dwight Lundell and 6 L Properties under the aforementioned Settlement Agreement PLUS the number of shares to be issued to holders of Convertible Notes of ARSI who so convert their claims to stock prior to the Effective Date.]

         4.2.8 CLASS 8 (AUDRE: ARSI'S EQUITY INTEREST IN AUDRE).

               ARSI from time to time has contributed amounts of cash to Audre for the conduct of Audre's business. Although Audre sometimes referred to such amounts on its books and records as advances, with respect to each of those amounts there appears to have been no loan agreement, promissory note or other formal documentation, no stated growth factor, maturity date, security, priority as against trade and other creditors, intention to employ legal remedies to compel repayment, or any expectation of repayment except from the net earnings or surplus of Audre. Therefore, the Debtors consider all of such amounts to have been contributed to the capital of Audre as equity investments AB INITIO. Because of the speculative nature of the payment of Class 5 creditors, pursuant to Bankruptcy Code Sections 1129(b)(2)(B)(ii) and (C)(ii), ARSI, as sole holder of Class 8 Interests of Audre, shall receive no distribution under the Plan on account of such Interests, and such Interests shall be deemed canceled as of the Effective Date.

         4.2.9 CLASS 9 (ARSI: CLAIMS OF RICHARD A. MARSHACK).

               Richard A. Marshack, bankruptcy trustee for the bankruptcy estate of Catherine Casey (the "Trustee"), holds a Claim against ARSI pursuant to the Casey Judgment which was the primary precipitating factor in the bankruptcy filing. Audre's CEO, Tom Casey, is a joint debtor regarding such claims, so, too, is former Audre Board Member, Dr. Dwight Lundell. In attempted enforcement of the Claims, the Trustee has asserted post- collection efforts against Audre which are allegedly "not based on the Family Court Judgment" has moved forward on appeal from this Court's order denying claims of Audre arising from the Casey Judgment; and has threatened pursuit of Tom Casey as a joint debtor "until he is too distracted" to effectively manage Audre. ARSI, Audre and Tom Casey have reached a settlement of all such Claims, the details of which are summarized herein. Proponents are informed and believe that attorneys VanWert and Briggs have settled their claims with the Catherine Casey Trustee, and therefore do not oppose Debtor's settlement with Trustee Marshack. In essence, the settlement calls for a modest cash payment from the Reorganized Debtor and issuance of certain shares of New Common Stock in exchange for a complete release of all Claims. The settlement further imposes some restrictions on voting rights and other employee incentives, as disclosed herein. As set forth in the settlement agreement itself, to the extent that the terms of the Plan contradict or are in any way inconsistent with the settlement agreement as approved, the settlement agreement will control. The settlement agreement is subject to the approval of the Bankruptcy Court in the CATHERINE CASEY bankruptcy, as well as subject to the approval of this Court. In the event that the requisite approvals are not granted, ARSI, Audre and Tom Casey intend to vehemently object to such Claims, and to seek relief from stay in the CATHERINE CASEY bankruptcy to allow ARSI's appeal of the Casey Judgment to proceed forward, thereby also allowing for pursuit of the Allen Firm (discussed below). If the settlement is not approved and the Trustee does not prevail on the appeal of this Court's order denying the Claim as against Audre, then the Holder of Allowed Class 10 Claims shall receive a Pro Rata share of the net remaining assets of ARSI upon ARSI's wind-up and liquidation occasioned on account of the cancellation of its equity interest in Audre. If, however, the Trustee were to prevail on appeal, and this Court's Order Denying Trustee's Claims as against Audre is reversed, then upon entry of a Final Order regarding same, the holder of an allowed Class 9 Claim would be paid as a Class 5 Claimant.

         4.2.10 ARSI: CLASS 10 (SECURED CLAIMS OF CONVERTIBLE NOTE HOLDERS HOLDING OBLIGATIONS OF AUDRE).

                Each Holder of an Allowed Class 10 Claim who does not exercise prior to the Effective Date to convert the obligation to shares of the Reorganized Debtor shall have the allowed claim treated as Class 12 Claim.

         4.2.11 ARSI: CLASS 11 (ADMINISTRATIVE CLAIMS AGAINST ARSI).

                As set forth above, there are Administrative Claims asserted against ARSI by the counsel to the ARSI OCC, as well as the allocable portion of the administrative expenses of joint professionals, as discussed above. The Reorganized Debtor shall pay Allowed Administrative Expenses as noted herein.

         4.2.12 CLASS 12 (ARSI: GENERAL UNSECURED CLAIMS OF ARSI).

                In light of the cancellation of ARSI's equity interest in Audre, allowed General Unsecured Claims of ARSI shall receive a Pro Rata share of the net cash remaining after liquidation of ARSI. It is not expected that any such net cash shall ever exist.

         4.2.13 CLASS 13 (ARSI: HOLDERS OF CLAIMS FOR EQUITABLE RELIEF AS TO
ARSI).

                There is one Holder of such a Claim who contends that he should be the valid owner of approximately 1 million shares of stock of ARSI, and has sought relief in the alternative for (a) issuance of approximately one million shares of ARSI stock or (b) a damage judgment against ARSI and certain other third parties, which claims are pending in United States District Court in San Diego. ARSI shall aggressively defend such claims. To the extent such equitable claims are allowed by Final Order, such equitable claims for issuance of ARSI shares shall be honored, and shares of ARSI shall be issued and treated as Class 7 Claims. Any damage claim allowed by Final Order shall be treated as a Class 13 claim.

         4.2.14 CLASS 14 (ARSI: INTERESTS IN ARSI).

                In light of the anticipated liquidation of ARSI without payment in full to the creditors of ARSI, all Holders of stock or interests in ARSI shall receive nothing on account of such interests, and all such stock of ARSI shall be canceled.

                                       V.

              TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         5.1 ASSUMPTION OF EXECUTORY CONTRACTS.

         All Executory Contracts designated by Audre in a notice filed with the Bankruptcy Court prior to the Confirmation Date will be assumed by the Reorganized Debtor on the Confirmation Date. All Executory Contracts and Unexpired Leases which have not been specifically assumed or rejected pursuant to this Plan or prior to the Confirmation Date are hereby rejected.

         Any individual or entity holding a Claim based upon the rejection of an Executory Contract pursuant to this Article must, within 30 days after the Confirmation Date, file a proof of claim with the Bankruptcy Court. Such Claims shall be treated as Class 5 Claims unless the Bankruptcy Court orders otherwise. The failure of any such individual or entity to file a Proof of Claim within the specified time period will result in the disallowance of such Claim.

         It is not currently known what contracts or leases will be rejected. It is likely that the lease of the Audre's premises will be assumed; moreover, all contracts for maintenance of Audre's software sold or licensed to customers will be assumed.

         5.2 CURE OF DEFAULTS.

         As to any Executory Contract assumed pursuant to the Plan, the Reorganized Debtor shall, pursuant to the provisions of Bankruptcy Code
Section 1123(a)(5)(G) and solely to the extent required therein, cure all defaults existing under and pursuant to such Executory Contracts by paying the amount, if any, claimed by any party to such Executory Contract in a Proof of Claim, which Proof of Claim shall be filed with the Bankruptcy Court within 30 days after such assumption; provided, however, that if any Person files, within 60 days of the filing of such Proof of Claim, an objection in writing to the amount set forth in such Proof of Claim, the Bankruptcy Court shall determine the amount actually due and owing with respect to the defaults or shall approve the settlement of any such claims. Payment of an amount claimed in such a Proof of Claim or in an amount determined by the Bankruptcy Court shall be in full satisfaction, discharge and cure of all such defaults (including any other Claims filed by any such party as a result of such defaults). Payment of such Claims shall be made on the later of (a) 15 days after the expiration of the 60-day period for filing an objection with respect to any Proof of Claim filed pursuant to this Section, and (b) 15 days after the Claim has been allowed by a Final Order.

         5.3 BAR TO REJECTION DAMAGES.

         Any Person holding a Claim based upon the rejection of an Executory Contract pursuant to this Article must, within 30 days after the Confirmation Date, file a Proof of Claim with the

Bankruptcy Court. Such Claims shall be treated as Class 5 Claims unless the Bankruptcy Court orders otherwise. The failure of any such Person to file a Proof of Claim within the specified time period will result in the disallowance of such Claim.

                                       VI.

               MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN

         6.1 CONTINUITY OF CORPORATION: INCORPORATION IN DELAWARE.

         On the Effective Date, the Company will incorporate in Delaware and will change its name to eXtr@ct, Inc. Since eXtr@ct, Inc. is merely a name change for the Company, all rights and claims of Audre and ARSI may be prosecuted and asserted by eXtr@ct, Inc., as the Reorganized Debtor. The Reorganized Debtor shall continue to prosecute the Allen Firm litigation, the SMRH litigation as well as (1) causes of action against present or former officers and directors of Audre and ARSI (2) causes of action against professionals who represented the Proponents or were employed by the Proponents' bankruptcy estate, and (3) Bankruptcy avoidance actions other than those related to Claims secured by liens on the Assets.

         6.1.1 EARNINGS DEPOSITS TO CREDITOR DISTRIBUTION FUND.

                  6.1.1.1 PAYMENT ON DISTRIBUTION DATE.

                           On the Effective Date, Reorganized Debtor shall
deposit an amount of cash equal to $700,000 minus the amount to be paid to or reserved for the Holders of Convenience Claims and Allowed Administrative Expenses and Post-Confirmation

Fees. The cash will be deposited in an interest bearing trust account at one or more depositories approved by the United States Trustee (the "Creditor Distribution Fund"). The Initial Distribution Date will be December 31, 1999; the minimum Initial Distribution amount to be designated for Class 4 and the cash portion of Class 5 claims shall be not less than $350,000.

                  6.1.1.2 DEFERRED PAYMENTS.

                           The Reorganized Debtor shall make payments to the
Creditor Distribution Fund over time (approximately 5 years) in an amount sufficient to pay 50% of the allowed Class 5 claims, plus interest. The Reorganized Debtor will provide no payments during the first twelve (12) months following the Effective Date; however, beginning on January 15, 2001, the Reorganized Debtor shall make equal annual payments of principal and interest equal to: (a) 25% of the net cash flow of the Reorganized Debtor (as calculated for the immediately preceding calendar year and as compiled by Reorganized Debtors' accountants as set forth herein) or (b) an amount sufficient to pay 25% of the outstanding balance owing to Allowed Class 5 claimholders, whichever is less. Notwithstanding anything herein to the contrary, the Reorganized Debtor shall make a balloon payment on January 15, 2004, such that the cash portion of the Allowed Class 5 Claims (50% of principal, plus interest) will paid in full on January 15, 2004, with interest. The Reorganized Debtor shall exercise its direction in making interim distribution from the Creditor

Distribution Fund with a mandate to make such distribution if at all reasonable or practicable under the circumstances; provided, however, that the costs and expenses associated with all Interim and Final Distributions are borne solely by the Creditor Distribution Fund. There shall be no prepayment penalty.

         A default in the Reorganized Debtor's obligations to Class 5 Claimants, if and only if the default occurs on a date that is greater than two (2) years after the Effective Date, shall cause an immediate termination without notice of the transfer restrictions of the New Common Stock. In lieu of a payment to the Creditor Distribution Fund on January 15, 2001, the Reorganized Debtor may grant a first-in-priority lien in Reorganized Debtor's accounts receivable; provided; however, that such accounts receivable exceed $500,000 and further provided that the Reorganized Debtor executes documents as necessary to ensure perfection of a first-in- priority secured interest in such accounts receivable.

         6.2 AUTHORITY TO EFFECTUATE PLAN.

         On the Effective Date, Thomas Casey shall be authorized to take all actions and execute any documents on behalf of the Reorganized Debtor and Debtors as reasonably necessary or appropriate to effectuate the implementation of the Plan.

         6.3 PAYMENT OF ADMINISTRATIVE EXPENSES.

         Each holder of an Allowed Administrative Claim that has not been satisfied during the Case will be paid in full in cash on the later of (i) the Effective Date, (ii) if disputed (or, in the case of an Administrative Claim owing to a Professional, not yet Allowed), as soon as practicable after entry of a Final Order Allowing the Administrative Claim, and
(iii) the date on which the distribution to the holder of the Allowed Administrative Claim would have been due and payable in the ordinary course of business or under the terms of any agreement giving rise to the Allowed Administrative Claim, except as noted herein and in the Plan.

         The Reorganized Debtor anticipates the filing of a claim for professional negligence against its former counsel, SMRH. The Debtors have been authorized to retain the firm of Rathbone and Ruderman to evaluate and pursue such a claim. There is no dispute that SMRH notified Debtors that it let expire the applicable statute of limitation tolling agreements with respect to preference claims. SMRH denies any other professional negligence. Proponents have been informed that the claim of SMRH is asserted to be approximately $1.1 million. The Reorganized Debtor does not believe it will ultimately have to pay any amount to SMRH.

         The Official Creditors' Committee of Audre Recognition Systems, Inc. (the "ARSI OCC") has stated that it might bring a motion to substantively consolidate its bankruptcy case with the Debtor's case. Audre believes such a consolidation would have disastrous tax consequences on the Debtors. When cases are substantively consolidated, the assets and the creditors' claims are pooled and treated as if they are from one company. The ARSI OCC has indicated the abandonment of any such claims in light of the treatment of Class 7 creditors set forth in the Plan.

         6.4 PAYMENT OF INITIAL DISTRIBUTION.

         On the Initial Distribution Date, the Reorganized Debtor shall distribute (or reserve for Class 5 Claims not yet Allowed Class 5 Claims) to each holder of an Allowed Class 5 Claim the Pro Rata share of the sum of $700,000 (after payment of allowed confirmation and post-confirmation expenses), which shall be deposited in the Creditor Distribution Fund, and disbursed.

         6.5 PAYMENT OF CONVENIENCE CLAIMS.

         On the Initial Distribution Date, the Reorganized Debtor shall pay, in cash, all Convenience Claims that are not Disputed Claims. On the Initial Distribution Date, the Reorganized Debtor shall either pay ninety-five percent (95%) of each Convenience Claim directly, or deposit into a segregated account (the "Convenience Claims Account") an amount sufficient to pay all Convenience Claims that are Disputed Claims in an amount equal to 95% of such Claims. The Reorganized Debtor shall pay such claims from the Convenience Claims Account as each such claim becomes an Allowed Claim.

         6.6 ISSUANCE OF NEW COMMON STOCK TO HOLDERS OF ALLOWED CLASS 5 CLAIMS.

         On the Initial Distribution Date, the Reorganized Debtor shall issue shares of New Common Stock to the holders of Allowed
Class 5 Claims, subject to the restrictions set forth in Section
7 of the Plan.

         6.7 ISSUANCE OF NEW COMMON STOCK TO HOLDERS OF ALLOWED
         CLASS 7 CLAIMS.

         Holders of Allowed Class 7 Claims shall, within 60 days of the Effective Date, submit to the Reorganized Debtor at 220 West Second Avenue, Escondido, CA 92025-4104, one of the following as proof of ownership of the Class 7 Claims: (a) an original certificate representing such Holder's shares of stock in ARSI issued in such Holder's name; or (b) a certified proof of ownership of an undivided interest in shares held in "street name" or by a third party, coupled with a statement of such third party under penalty of perjury attesting to the validity of such Holder's ownership together with appropriate proof of payment for such shares satisfactory to the Reorganized Debtor and the Transfer Agent; or (c) an affidavit of lost certificate executed by such Holder under penalty of perjury which attaches proof of payment for such shares, but only if such shares were validly issued and outstanding on the company's shareholder records as of February 1, 1997 (a true and correct copy of which is attached hereto as Exhibit "1", and incorporated herein by reference), the last known date of accurate shareholder records maintained by the company's former Stock Transfer Agent, or as a result of conversion shares of obligations evidenced by Convertible Notes.

         6.8 EXISTING STOCK OF DEBTORS EXTINGUISHED.

         On the Effective Date, without any further action on the part of the Debtors, and unless otherwise noted herein, all stock, warrants and rights to receive stock of the Debtors shall be canceled and shall be of no further force and effect, and the Holders thereof shall have no rights and such instruments shall evidence no rights.

         6.9 POST-CONFIRMATION EXISTENCE OF THE CREDITORS' COMMITTEE.

         Except as provided herein to the contrary, the Official Creditors' Committee of ARSI ("ARSI OCC") and Audre, Inc. ("Audre OCC") shall be dissolved upon Confirmation of the Plan. Any such claims held by the ARSI OCC or Audre OCC for the benefit of Debtors, including but not limited to any of the causes of action or claims against Hewlett-Packard or Tony Snesko, shall be assigned to the Reorganized Debtor. In addition to the Reorganized Debtor, and notwithstanding anything herein to the contrary, the ARSI OCC shall retain the right to:

         6.9.1 Object to Administrative Expenses of professionals employed or sought to be employed in the Cases.

         6.9.2 Object to Class 5 unsecured claims.

         6.9.3 Continue to employ counsel to assist it in the above. All allowed expenses for counsel to the OCC to be paid from the Creditor Distribution Fund upon entry of a

Final Order.

         6.10 POST-CONFIRMATION NAME CHANGE.

         As soon as reasonably practicable following the Effective Date, the Reorganized Debtor shall change its name to eXtr@ct, Inc.

                                      VII.

                          ISSUANCE OF NEW COMMON STOCK

         7.1 SECTION 1146 EXEMPTION.

         Pursuant to Bankruptcy Code section 1146(c), the issuance, transfer or exchange of any security under the Plan or the making or delivery of any instrument of transfer pursuant to, in implementation of or as contemplated by the Plan or the vesting, transfer or sale of any property of the Reorganized Debtor or eXtr@ct, Inc., pursuant to, in implementation of or as contemplated by the Plan shall not be taxed under any state or local law imposing a stamp tax, transfer tax or similar tax or fee.

         7.2 APPLICABILITY OF BANKRUPTCY CODE SECTIONS 1125 AND 1145 TO NEW COMMON STOCK ISSUED UNDER THE PLAN.

         The protection afforded by Bankruptcy Code section 1125 with regard to the solicitation of acceptances or rejections of the Plan and with regard to the New Common Stock issued and distributed to under or in connection with the Plan and the Confirmation Order, shall apply to the fullest extent provided by law. The entry of the Confirmation Order shall constitute the determination by the Bankruptcy Court that the Proponents, Reorganized Debtor and eXtr@ct, Inc., and any other person that has solicited acceptance of the Plan, shall have acted in good faith with respect to proposing the Plan and that they are in compliance with the applicable provisions of the Bankruptcy Code and the federal securities laws pertaining to the issuance, sale or purchase of the New Common Stock issued under the Plan. In addition, to the extent provided by law the exemption from the requirements of section 5 of the Securities Act and any state or local law requiring registration for the offer or sale of a security provided for in Bankruptcy Code section 1145 shall apply to the New Common Stock to be issued under the Plan.

         7.3 STOCK TO BE ISSUED.

         Pursuant to the exemption provided by section 1145 of the Bankruptcy Code, Reorganized Debtor will issue New Common Stock to Holders of Allowed General Unsecured (Class 5 Claims) and Class 7 Unsecured Claims, and otherwise as set forth in the Plan. Under Bankruptcy Code section 1145, the original issuance of the New Common Stock (hereinafter the "Securities") under the Plan, will be exempt from the registration requirements of the Securities Act and applicable state laws requiring registration of securities. Resale of the Securities by a Creditor receiving the same directly under the Plan will also be exempt from registration provided the Creditor is not an underwriter.

         7.4 RESTRICTION ON NEW COMMON STOCK.

         7.4.1 SALE RESTRICTION.

               It is anticipated by Debtor that the Company maintain its accrued loss carry-forward to the fullest extent possible under the law. As a result, the entire plan structure is designed to be consistent with I.R.C.
Section 382. Accordingly, a change of a majority ownership of the Reorganized Debtor within two (2) years of the Effective Date could result in a complete and permanent loss of such loss carry-forward. Therefore, the Debtor shall appoint Mellon Bank as the exclusive stock transfer agent for Reorganized Debtor's New Common Stock. All sales of Debtor's New Common Stock shall be subject to the following restriction: (1) On the Initial Distribution Date, each Holder who has complied with the provisions of section 6.7 of the Plan shall receive one certificate for 48% of the New Common Stock to be distributed to such holder under the Plan that shall be immediately and freely tradeable. (2) Thereafter, the Reorganized Debtor shall issue and deliver to the Mellon Bank another certificate for 52% of the New Common Stock to be issued to such Holder, to be held by the Stock Transfer Agent in trust for such Holder until the date that is 722 days after the Effective Date, at which time such shares will be released to such Holder. All such shares shall contain the following restriction which will become a legend on the stock certificates:

                  This stock is issued by Final Order entered _____________ of the U.S. Bankruptcy Court for the Southern District of California. Pursuant to said order, Mellon Bank has been appointed the sole and exclusive transfer agent for the Common Stock of eXtr@ct, Inc., until _____________
                  [two (2) years from the Effective Date]. Until that date, there shall be no trading of this Stock in "street-name," and any shares ever held in "street-name" during such time shall be null and void as of same date so held; all shares must be held in the actual name of the beneficial owner thereof, and evidence of the acquisition price, acquisition date, name of Buyer and Seller and Federal Tax Id. number, or social security number as well as the original certificate so sold must be tendered to Mellon Bank within thirty (30) Business Days of such transfer or such transfer shall be deemed null and void. For purposes of the Final Order, any person so transferring the shares to a third person absent strict compliance with the provision hereof, shall be deemed to have committed an intentional wrongful act within the meaning of 11 U.S.C. Sections 523(a)(4) and (6). Within a reasonable time after tender of the within certificate in conjunction with the information required herein, Mellon Bank shall be authorized to request the Company transfer share certificate(s) in the name of transferee. Notwithstanding anything herein to the contrary, there shall be restrictions placed upon the transfer of shares of stock of Reorganized Debtor. The restrictions set forth herein shall expire without notice at 1:00 a.m. on the date that is 722 days after the Effective Date, and thereafter the restrictions set forth herein shall expire and be of no further force and effect without notice, and transfer of such New Common Stock shall thereafter not be subject to the foregoing restrictions.

         7.4.2 VOTING RESTRICTIONS AND COMPANY'S BOARD OF DIRECTORS.

         Until the third anniversary of the Effective Date, the Board of Directors of the Company shall be constituted of those members as appointed by the Bankruptcy Court pursuant to the Confirmation Order, or as otherwise may be appointed by further order of the Court. It is anticipated that the post-confirmation Board of Directors shall consist of Carl Impellitier, (the member elected by the ARSI OCC), one member elected by shareholders who receive shares from the company under the Plan on account of their allowed claims at a special meeting called and held no later than 120 days after the Effective Date for such purpose (the "three-year" terms), George Nassos, Tom Casey and Sergei Givotovsky. Until the third anniversary of the Effective Date, the voting rights of shareholders to elect the Board of Directors of the Company shall not be altered in any way under applicable law; except that, any vote to remove any Director appointed to the Board as of the Effective Date of the Plan shall not be effective or enforceable absent proper approval (after notice and hearing) of such removal by the Bankruptcy Court upon movant's showing of mis-mal-or non-feaseance. The foregoing notwithstanding, upon the three year anniversary of the

Effective Date of the Plan, the shareholders of the Company shall be authorized to elect directors of the Board at the annual meetings, to fill the Board positions termed the "three-year" position as set forth in the Plan, or to elect replacement directors for any directors who resign their positions on the Board, all without further approval of the Bankruptcy Court. Moreover, the Plan shall provide for there to be no cumulative voting with respect to shares held, and further that any shareholder who is a party to a bona fide dispute with the Company shall not have the right to serve on the Board until such time as the bona fide dispute is fully and finally resolved in a court of competent jurisdiction pursuant to Final Order.

         7.4.3 STOCK INCENTIVES AND OPTIONS.

               In the ordinary course of Audre's business, Audre had granted stock options to key employees and Directors, as appropriate incentives to maintain (or take) employment with Audre; these options were essential in light of Audre's shaky history. Moreover, in 1998, the Board of Directors reached a resolution granting stock to the Directors of the Company in exchange for continued perseverence in the Company's continuing reorganization efforts; for an unknown reason, Debtors' prior bankruptcy counsel refused to notify the court or seek approval of such action. One director has since elected to step down and has agreed to a reduced amount of options in settlement. Finally, as an incentive to attract and maintain key personnel, the Company has adopted a schedule of anticipated stock options and stock certificates to be issued as of the Effective Date, to become vested in the manner set forth on Exhibit "2" to the Plan. Exhibit 2 to the Plan also sets forth management's salary.

         7.4.4 TOM CASEY SALARY AND EMPLOYMENT AGREEMENT.

               The Plan shall provide for the issuance of common shares of stock to Tom Casey as an incentive to remain with the Reorganized Debtor and assist in its economic recovery as follows:

                  1 million shares when market price hits 50(cent) 1 million shares when market price hits $1.00
                  3 million shares when market price hits $2.25

         In exchange for the above incentive, Tom Casey shall enter into an employment agreement with the Reorganized Debtor which provides for a base salary plus a cash incentive equal to three percent of the cash amount of payments actually made to the Creditor Distribution Fund and distributed to creditors from and after the Effective Date, and a covenant not to compete with the Reorganized Debtor for as long as it takes to effect consummation of the Plan. Creditors should know that the SEC pursued Tom Casey in 1994 for alleged taking of an undisclosed personal loan, allegedly creating false records and making material misstatements to the Company's auditor, and that Tom Casey executed a consent decree in which he did not admit or deny any wrongdoing, but otherwise agreed to a permanent injunction against future wrongdoing.

         7.5 FAILURE TO LIST STOCK WILL NOT BE A DEFAULT.

         It is expected that Reorganized Debtor will apply to maintain the listing of the New Common Stock on a national securities exchange or other system for national public trading, such as the NASDAQ market, the American Stock Exchange or the pink sheets on which ARSI's stock was last listed. The New Common Stock to be issued pursuant to the Plan shall be issued regardless of whether the New Common Stock is listed on a national securities exchange or other national trading system. The failure of the Reorganized Debtor to achieve listing of the New Common Stock on a national securities exchange or any other national public securities trading system shall not constitute an event of default under the Plan.

         7.6 FRACTIONAL SHARES.

         Notwithstanding any other provision of the Plan, only whole shares of New Common Stock shall be issued. As a result, if the calculated distribution on account of Allowed Claims based upon the record holders thereof on the Initial Distribution Date would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, then the actual distribution of shares of New Common Stock to such record Holder shall be rounded down to the nearest whole number. No consideration shall be provided in lieu of fractional shares of New Common Stock that are rounded down. Any surplus of fractional shares of New Common Stock existing as a result of the rounding process shall be retained by the Reorganized Debtor and treated as the Reorganized Debtor may determine is appropriate in its sole and absolute discretion.

         7.7 NEW STOCK.

         Upon issuance of the shares of New Common Stock pursuant to the Plan, all such shares of New Common Stock will be deemed fully paid and non-assessable. All authorized and issued shares of New Common Stock shall have one vote per share, subject to the aforementioned Sales Restrictions and Voting Restrictions.

         7.8 STATUS OF RESALE OF SECURITIES TO BE ISSUED PURSUANT TO PLAN.

         Pursuant to the exemption provided by section 1145 of the Bankruptcy Code, the Reorganized Debtor will issue New Common Stock in partial satisfaction of all Allowed Class 5 and Class 7 Unsecured Claims. Under Bankruptcy Code
section 1145, the original issuance of the New Common Stock under the Plan will be exempt from the registration requirements of the Securities Act and applicable state laws requiring registration of securities.

         Resale of the New Stock by a Creditor receiving the New Stock directly under the Plan will also be exempt from registration provided the Creditor is not an underwriter. Generally, a Creditor will not be deemed an underwriter if he (1) has not become a Creditor of the Debtor with a view to distribution of any securities to be received in exchange for Claims under the Plan, (2) has not offered to sell the New Common Stock for others, (3) has not offered to buy the New Common Stock from others where that offer is with a view to distribution and under an agreement made in connection with the Plan, and (4) is not a control person of the Debtor as that term is used in the Securities Act. The determination of whether a particular Creditor would be deemed to be an underwriter is necessarily an individual one, and any Creditor considering reselling New Common Stock received under the Plan should consult a securities advisor and independent counsel to determine whether he would be considered an underwriter and, therefore, ineligible for the exemption described above.

         THE ABOVE DISCUSSION IS INTENDED AS GENERAL INFORMATION ONLY, AND ANY PERSON DESIRING TO RESELL ANY SECURITIES RECEIVED PURSUANT TO THE PLAN IS URGED TO CONSULT A SECURITIES ADVISOR FOR THE AVAILABILITY OF ANY REGISTRATION EXEMPTION. THE REORGANIZATION CONTEMPLATED BY THE PLAN AND

THE NEW STOCK TO BE ISSUED HEREUNDER INVOLVE A HIGH DEGREE OF RISK. IF DEBTOR'S BUSINESS AND DEVELOPMENTAL PLANS PROVE TO BE UNSUCCESSFUL, THE NEW COMMON STOCK MAY BECOME WORTHLESS. THE FOLLOWING RISK FACTORS ARE NOT INTENDED TO BE AN EXHAUSTIVE LIST OF THE GENERAL OR SPECIFIC RISKS RELATING TO THE DEBTOR; ADDITIONAL RISK FACTORS ARE DESCRIBED THROUGHOUT THE DISCLOSURE STATEMENT. HOWEVER, IN PARTICULAR, ALL CLAIMANTS SHOULD BE AWARE THAT THE RISK FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THE FACTS THAT THE DEBTOR'S BUSINESS HAS A RECORD OF LOSING MONEY; THE DEBTOR MAY NEED SUBSTANTIAL ADDITIONAL CAPITAL; AND DEBTOR WILL FACE SUBSTANTIAL COMPETITION FROM MORE EXPERIENCED AND BETTER FINANCED COMPETITORS SELLING SIMILAR CONVERSION SOFTWARE.

         Upon issuance, the Reorganized Debtor's New Common Stock will be registered under section 12(g) of the 1934 Act which subjects the Reorganized Debtor to the periodic reporting requirements of that Act.

                                      VIII.

                              RESOLUTION OF CLAIMS

         8.1 TIME FOR FILING ADMINISTRATIVE CLAIMS.

         Administrative Claims against the Debtors must be filed within thirty days following the Confirmation Date. A hearing on Administrative Claims of Professionals shall be held on November 29, 1999 at 11:00 a.m. in this Court for allowance of said Claim, except that the Administrative Claim of SMRH shall be heard at a hearing to be held on December 3, 1999 at 10:00 a.m. Notwithstanding anything herein to the contrary, to the extent a claim for professional negligence is pursued against SMRH, Proponents intend to commence such action in the Superior Court for the State of California, County of San Diego, and therefore intend to ask the Bankruptcy Court to abate, or otherwise abstain from presiding over, the SMRH fee application at least until the negligence claims are resolved.

         8.2 OBJECTION DEADLINE.

         Unless another date is established by the Bankruptcy Court, all objections to Claims shall be filed and served on the Holders of such Claims by the later of (i) ninety (90) days after the Effective Date and (ii) ninety (90) days after the particular Proof of Claim has been filed, except as extended by
(A) an agreement between the Claimant and the Debtor, if the Proof of Claim is filed before the Effective Date, (B) an agreement between the Claimant and the Reorganized Debtor if the Proof of Claim is filed before the Effective Date or
(C) by order of the Bankruptcy Court upon an application by the Reorganized Debtor.

         8.3 SETTLEMENT OF CERTAIN CLAIMS.

         After the Effective Date, only the Reorganized Debtor shall have authority to settle or compromise objections to Administrative Claims, Secured Claims, Priority Claims, or

Unsecured Claims. Notwithstanding any prior order of the Bankruptcy Court or the provisions of Bankruptcy Rule 9019, from and after the Effective Date, the Reorganized Debtor may settle or compromise any Administrative Claims, Secured Claims Priority Claims, or Unsecured Claims without the approval of the Bankruptcy Court.

                                       IX.

                          DISBURSEMENTS UNDER THE PLAN

         9.1 OBTAINING CASH AND DISTRIBUTION OF CASH.

         9.1.1 The Reorganized Debtor shall ensure that on the Initial Distribution Date it shall have sufficient cash on hand to make the payments required to be made by it under the Plan on the Initial Distribution Date or as soon as practicable thereafter. All cash necessary for the Reorganized Debtor to make payments pursuant to the Plan shall be obtained from existing cash balances.

         9.1.2 Except as otherwise provided in the Plan, cash required to be distributed to Holders of Allowed Claims (including interest to the extent payable) under the Plan shall be distributed on the later of the following dates: (i) the Initial Distribution Date or as soon as practicable thereafter, but in no event more than 15 days thereafter; and (ii) to the extent a Claim becomes an Allowed Claim after the Effective Date, the Allowance Date or as soon as practicable thereafter, but in no event more than 15 days thereafter.

         9.2 DELIVERY OF DISTRIBUTIONS; UNCLAIMED PROPERTY; UNDELIVERABLE DISTRIBUTIONS.

         9.2.1 Except as provided in Section 9.2.3 of the Plan, distributions to Holders of Allowed Claims shall be made: (i) at the addresses set forth on the respective Proofs of Claim filed by such Holders; (ii) at the addresses set forth in any written notices of address change delivered to the Reorganized Debtor, or the Disbursing Agent after the date of any related Proof of Claim; or
(iii) at the addresses reflected in the applicable Debtor's schedule of assets and liabilities filed in the Case if no Proof of Claim has been filed and the Reorganized Debtor, or the Disbursing Agent has not received a written notice of a change of address.

         9.2.2 The Reorganized Debtor and the Disbursing Agent, as applicable, shall make a good faith effort to attempt to locate any Holder of an Allowed Claim.

         9.2.3 If the distribution to the Holder of any Allowed Claim is returned to the Reorganized Debtor or the Disbursing Agent as undeliverable, no further distribution shall be made to such Holder unless and until the Reorganized Debtor or the Disbursing Agent, as applicable, is notified in writing of such Holder's then current address. Undeliverable distributions shall remain in the possession of the Reorganized Debtor or the Disbursing Agent, as applicable, until such time as a distribution becomes deliverable. Unclaimed cash distributions shall be held in trust in a segregated bank account in the name of the Reorganized Debtor or the Disbursing Agent, as applicable, for the benefit of the potential claimants of such funds, and shall be accounted for separately.

         9.2.4 Any Holder of an Allowed Claim who does not assert a Claim for an undeliverable distribution within one year after the later of the Effective date and the applicable Allowance Date shall no longer have any claim to or interest in such undeliverable distribution and shall be forever barred from receiving any distribution under the Plan. Upon the expiration of such one year period, all shares of New Common Stock and any distributions received with respect thereto, held for distribution by the Disbursing Agent shall be retained by the Reorganized Debtor. Such New Common Stock shall be taken into the treasury of the Reorganized Debtor. Any unclaimed cash, including interest earned thereon, shall be returned to and vested in the Reorganized Debtor. At least 90 days prior to the expiration of such one year period, the Reorganized Debtor shall publish notice of the amount of such unclaimed distributions and the Persons entitled to receipt thereof in a newspaper having national circulation.

         9.3 MANNER OF PAYMENTS UNDER THE PLAN.

         Except as otherwise required or provided by any applicable agreement, any cash payment to be made by the Reorganized Debtor or by the Disbursing Agent pursuant to the Plan may be made by a check drawn on a United States bank selected by the Reorganized Debtor or the Disbursing Agent, as applicable.

         9.4 DISBURSING AGENT AND TRANSFER AGENT.

         The Disbursing Agent shall make all distributions of cash and the Transfer Agent shall make all distributions of New Common Stock required under the Plan, except to the extent otherwise provided by Bankruptcy Rule 3021. Any Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan. Each Disbursing Agent, if any and the Transfer Agent shall serve without bond, unless the Bankruptcy Court requires a bond. Each Disbursing Agent and the Disbursing Agent shall receive from the Reorganized Debtor, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services, on terms agreed to with the Reorganized Debtor. All property held by the Disbursing Agent and the Transfer Agent shall be held by it in trust for the Holders of the applicable Allowed Claims, shall not be commingled with the general assets of the Disbursing Agent and the Transfer Agent, and shall not be subject to any claim by any Person except as provided under the Plan. The Disbursing Agent shall invest the cash deposited with it in investments as directed by the Reorganized Debtor and permitted by Bankruptcy Code Section 345, until such cash is distributed pursuant to the Plan.

         9.5 SETOFFS.

         The Reorganized Debtor shall, to the extent permitted under applicable law, setoff against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim, the claims rights and causes of action of any nature that Audre, ARSI or Reorganized Debtor may hold against the Holder of such Allowed Claim which are not otherwise waived, released or compromised in accordance with the Plan; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the applicable Debtor of any such claims, rights and causes of action that such Debtor may possess against such Holder.

                                       X.

                CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN

         Notwithstanding any other provision of the Plan or the Confirmation Order, the Effective Date of the Plan shall not occur, and the Plan shall not be binding on any party, unless and until each of the following conditions has been satisfied or waived in writing by the Reorganized Debtor:

         10.0.1 There shall not be any stay in effect with respect to the Confirmation Order;

         10.0.2 All other documents provided for under the Plan shall have been executed and delivered by the parties benefitted by such documents;

         10.0.3 Any order necessary to satisfy any condition to the effectiveness of the Plan, including the Confirmation Order, shall be a Final Order;

         10.0.4 The Effective Date shall occur no later than December 31, 1999;

         10.0.5 No request for revocation of the Confirmation Order under Bankruptcy Code Section 1144 shall be pending.

         The Confirmation Order and all provisions of this Plan shall be deemed annulled at such time as a condition to the Effective Date that has not been waived in a writing executed by the Reorganized Debtor can no longer occur.

                                       XI.

                                CRAM DOWN REQUEST

         If all applicable requirements for confirmation of the Plan are met as set forth in Bankruptcy Code Section 1129(a)(1)- (13), except subsection
(8) thereof, the Proponents intend to request that the Bankruptcy Court confirm the Plan pursuant to Bankruptcy Code Section 1129(b), notwithstanding the requirements of Bankruptcy Code Section 1129(a)(8), on the basis that the Plan is fair and equitable and does not discriminate unfairly with respect to any dissident, impaired class.

                                      XII.

                            RETENTION OF JURISDICTION

         The Bankruptcy Court shall retain jurisdiction to the fullest extent permitted by law.

                                      XIII.

                            MISCELLANEOUS PROVISIONS

         13.1 GOVERNING LAW.

         Except to the extent the Bankruptcy Code or Bankruptcy Rules are applicable, and subject to the provisions of any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of California, without giving effect to the principles of conflicts of law thereof.

         13.2 HEADINGS.

         The headings of the Articles, paragraphs, and sections of the Plan are inserted for convenience only and shall not affect the interpretation thereof.

         13.3 REVOCATION.

         The Proponents may revoke or withdraw the Plan prior to the Confirmation Date. If the Proponents revoke or withdraw the Plan, then the Plan shall be null and void and, in such event, nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against, or any interests in, Audre, ARSI or any other Person or to prejudice in any manner the rights of Audre, ARSI or any Person in any further proceedings involving Audre or ARSI.

         13.4 SUCCESSORS AND ASSIGNS.

         The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the heir, executor, administrator, successor or assign of such Person.

         13.5 TIME.

         Bankruptcy Rule 9006(a) shall apply to the computation of any period of time prescribed or allowed by the Plan.

         13.6 CONSTRUCTION.

         The rules of construction set forth in Bankruptcy Code Section 102 shall apply to the construction of the Plan. In addition, the words "herein", "hereof", "hereto", "hereunder" and others of similar import refer to the Plan as a whole and not to any particular Article, Section, subsection, or clause contained in the Plan. Any reference in the Plan to an existing document or Exhibit means such document or Exhibit as it may have been amended, restated, modified or supplemented as of the Effective Date.

         13.7 AMENDMENTS.

         The Plan may be amended, modified or supplemented by the Proponents before the Effective Date and by the Reorganized Debtor after the Effective Date, in each case only in the manner provided for by Bankruptcy Code Section 1127 and Bankruptcy Rule 3019.

         13.8 NO INTEREST OR ATTORNEYS' FEES.

         No post-petition interest or attorneys' fees shall be paid with respect to any Unsecured Claims except as allowed by a Final Order of the Bankruptcy Court.

         13.9 EXCULPATION.

         None of (a) the Reorganized Debtor, the Proponents or (b) the present directors, officers, employees, agents, advisors, professional persons and representatives of each of the foregoing (except for those whose claims are objected to by the Proponents), shall have or incur any liability to any Person for any act or omission in connection with or arising out of their administration of the Plan or the property to be distributed under the Plan except if such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct, and in all respects, each of such Persons listed in clauses (a), (b) and (c) above in this Section shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan and shall be fully protected in acting or in refraining from action in accordance with such advice.

         13.10 RETIREE BENEFITS.

                  After the Effective Date, to the extent required under Bankruptcy Code Section 1129(a)(13), the Reorganized Debtor shall continue to pay all retiree benefits (if any) (as that term is defined in Bankruptcy Code
Section 1114) maintained or established by Audre prior to the Confirmation Date; provided, however, that the Reorganized Debtor shall retain all rights, if any, under all documents establishing any such retiree benefits to unilaterally modify such retiree benefits. To the Proponents' knowledge, there are no such retirement benefits.

         13.11 COMPLIANCE WITH TAX REQUIREMENTS.

               In connection with the Plan, to the extent applicable, the Reorganized Debtor and the Disbursing Agent shall comply with all reporting and withholding requirements imposed on it by any governmental unit.

         13.12 FURTHER ACTIONS.

               The Reorganized Debtor and the Disbursing Agent shall be authorized to execute, deliver, file or record such documents, contracts, instruments, releases and other agreements and take such other action as may be necessary to effectuate and further evidence the terms and conditions of the Plan. The distribution of cash and issuance and distribution of New Common Stock, and the other matters provided for under the Plan shall be authorized and approved in all respects without any requirement of further action by stockholders or directors of the Reorganized Debtor or the Bankruptcy Court.

         13.13 PLAN CONTROLS.

               To the extent the terms of the Plan are inconsistent with the Disclosure Statement, the terms of the Plan shall be controlling. Where the Plan refers to "any contract, instrument, or other agreement or document created in connection with the Plan," the provisions of such contract, instrument, or other agreement or document shall control over any inconsistency with the terms of the Plan, and the Plan shall be interpreted to avoid any inconsistencies with the provisions of such contract, instrument, or other agreement or document.

         13.14 INJUNCTION AGAINST CLAIMS AGAINST THE REORGANIZED DEBTOR.

               Except as otherwise provided herein, all Persons and governmental units who have held, currently hold, or may hold a Claim, Administrative Claim, or Interest against the Audre or ARSI shall be permanently enjoined from taking any of the following actions on account of any such Claim or Interest: (i) commencing or continuing in any manner any action or other proceeding against Audre, ARSI or the Reorganized Debtor, their successors, assets, agents or assignee; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against the Reorganized Debtor, their successors, assets, agents or assignee; (iii) creating, perfecting, or enforcing any lien or encumbrance against the Reorganized Debtor, their successors, assets, or properties; (iv) asserting any setoff, right of subrogation, or recoupment of any kind against any obligation due to the Reorganized Debtor, their successors, assets, agents or assignee; and
(v) commencing or continuing any action, in any manner or place, that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. Any Person or Governmental Unit violating such injunction may be liable for actual damages, including costs and reasonable attorneys' fees and, in appropriate circumstances, punitive damages; and

         13.15 PLAN IS BINDING ON ALL PARTIES.

               The Plan shall be binding upon and govern the acts of all Persons including, without limitation, all Holders of Claims, Administrative Claims, and Interests, all filing agents or officers, title agents or companies, recorders, registrars, administrative agencies, governmental units and departments, agencies or officials thereof, secretaries of state, and all other Persons who may be required by law, the duties of their office, or contract to accept, file, register, record, or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any of the assets of the Reorganized Debtor.

         13.16 SERVICE OF PROCESS.

               Prior to the confirmation of the Plan, the Proponents were served with service of process by Richard A. Marshack pursuant to California Civil Code Section 708.410 by a third-party claimant, seeking to ensure that all payments of property paid to Dwight C. Lundell or 6L Properties, Ltd. pursuant to the Plan are in fact paid to Richard A. Marshack pursuant to such levy. The Reorganized Debtor shall comply with the levy.

         13.17 LIMITATION OF LIABILITY.

               Neither Audre, ARSI, the Reorganized Debtor, or any of its officers, directors, partners, employees, members, or agents shall have or incur any liability to any Person for any act taken or omission made in connection with or related to formulating, implementing, confirming, or consummating the Plan (including soliciting acceptances or rejections thereof), the Disclosure Statement, or any contract, instrument, or other agreement or document entered into in connection with the Plan, or regarding any distributions made pursuant to the Plan, except as expressly provided in the Plan or such contract, instrument, or other agreement or document entered into in connection with the Plan.

         13.18 TAX RETURNS.

                  The Reorganized Debtor shall prepare and file, at its own expense, all local, state and federal tax returns required to be filed on behalf of the Debtors for all tax periods prior to and through the Effective Date of the Plan.

                                               AUDRE, INC.

Dated:  April ____, 2000                       By:

                                                    Thomas Casey, Chief
                                                    Executive Officer

                                               AUDRE RECOGNITION SYSTEMS, INC.

Dated: December ___, 1999                      By:

                                                    Thomas Casey, Chief
                                                    Executive Officer

Dated: December ___, 1999                      Official Committee of Unsecured
                                               Creditors of Audre Recognition
                                               Systems, Inc.


                                               By:

                                                    Carl J. Impellitier, M.D.,
                                                    Chair

APPROVED AS TO FORM:

                                               LUCE, FORWARD, HAMILTON & SCRIPPS
                                               LLP

Dated: December ___, 1999                      By:

                                                    Christopher Celentino
                                                    Bankruptcy Counsel for
                                                    Audre, Inc. and Audre
                                                    Recognition Systems, Inc.

                                               LAW OFFICES OF RADMILA A. FULTON

Dated: December ___, 1999                      By:

                                                    Radmila A. Fulton, Counsel
                                                    to the Official Committee of
                                                    Unsecured Creditors of Audre
                                                    Recognition Systems, Inc.